Exhibit 10.3

FORM OF

AMERISAFE, INC.

2012 EQUITY AND INCENTIVE COMPENSATION PLAN

LONG-TERM INCENTIVE AWARD AGREEMENT

THIS LONG-TERM INCENTIVE AWARD AGREEMENT (this “Agreement”), dated as of             (the “Grant Date”), is entered into by and between AMERISAFE, Inc., a Texas corporation (the “Company”), and                     (the “Grantee”). Where the context permits, references to the Company shall include any successor to the Company. Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to such term in the AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”).

1. Grant of Long-Term Incentive Award. The Company hereby grants to the Grantee, effective as of the Grant Date, a long-term incentive award (the “Long-Term Incentive Award”) with a target value of $                 (the “Target Award”), subject to all of the terms and conditions of this Agreement and the Plan. The actual amount, if any, to be paid to the Grantee in respect of the Long-Term Incentive Award will be determined and certified by the Committee pursuant to the terms of this Agreement and Exhibit A hereto; provided, however, that the Committee shall have the right in it sole discretion to reduce the amount of the Long-Term Incentive Award determined in accordance with Exhibit A hereto.

2. Performance Period. The Performance Period applicable to the Long-Term Incentive Award shall be the period set forth on Annex 1 to Exhibit A hereto.

3. Vesting and Payment of Long-Term Incentive Award. The Long-Term Incentive Award will be subject to the following vesting provisions:

(a) Normal Vesting and Payment. Subject to the terms of Sections 3(b) and 3(c), if the Grantee remains employed by the Company or a Subsidiary through the end of the Performance Period, the Grantee will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award equal to the product of (i) the Target Award and (ii) the Total Multiplier (as defined on Exhibit A) (such amount, the “Award Amount”), payable as set forth in Section 3(e).

(b) Vesting and Payment Upon Certain Terminations. Notwithstanding anything set forth in Section 3(a) to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates prior to the end of the Performance Period as a result of the Grantee’s death, Disability or Retirement, then the Grantee (or the Grantee’s beneficiary, if applicable) will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award, payable on the Payment Date, equal to the product of (i) the Award Amount determined pursuant to Exhibit A and (ii) the applicable percentage set forth in the table below (the “Applicable Termination Percentage”), provided that as of the Payment Date, the Grantee is and has since the Grant Date been in compliance with all Company policies applicable to the Grantee and all of the Grantee’s obligations under any agreements between the Company or a Subsidiary, on the one hand, and the Grantee, on the other hand.

Date of Termination	Applicable Termination Percentage
Within six months of the commencement of the Performance Period	0%

After six months following commencement of the Performance Period but within 18 months of the commencement of the Performance Period	33 1/3%

After 18 months following commencement of the Performance Period but within 30 months of the commencement of the Performance Period	66 2/3%

After 30 months following the commencement of the Performance Period	100%

(c) Vesting Following Change in Control. Notwithstanding anything set forth in this Agreement to the contrary, if a Change in Control occurs prior to the earlier of (i) the Payment Date and (ii) the forfeiture of the Long-Term Incentive Award pursuant to Section 3(d), then the Long-Term Incentive Award shall continue in accordance with its terms; provided, however, that if the Grantee’s employment with the Company and its Subsidiaries is terminated subsequent to a Change in Control but prior to the end of the Performance Period either (x) by the Company without Cause or (y) by the Grantee for Good Reason, then the Grantee will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award, payable on the Payment Date, equal to the product of (A) the Award Amount determined pursuant to Exhibit A and (B) the Applicable Termination Percentage set forth in Section 3(b) above.

(d) Forfeiture. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries prior to the end of the Performance Period for any reason other than those specified in Sections 3(b) or 3(c), the Long-Term Incentive Award shall be forfeited, and neither the Company nor any Subsidiary shall have any obligation to make any payment to the Grantee in respect of the Long-Term Incentive Award.

(e) Payment of Long-Term Incentive Award. The Long-Term Incentive Award shall be paid to the Grantee (or the Grantee’s beneficiary, if applicable) in a number of Common Shares (rounded up or down to the nearest whole Common Share) equal to (i) the amount, if any, of the Long-Term Incentive Award determined pursuant to the applicable subsection of this Agreement, divided by (ii) the Value per Share, payable as soon as practicable following the end of the Performance Period, provided that in no event shall any such delivery occur later than the first anniversary of the final day of the Performance Period (such date on which payment of the Long-Term Incentive Award is made, the “Payment Date”). As used in this Agreement, “Value per Share” means the volume weighted trading price per Share for the 10 trading days immediately preceding the date the Award Amount is approved by the Committee. In the event that the number of Common Shares issuable on any Payment date would result in the Company issuing a greater number of Common Shares than permitted under the Plan, the Committee may authorize all or a portion of the Long-Term Incentive Award to be paid in cash.

(f) Definition of Disability. For purposes of this Agreement, “Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan, or disability plan, covering employees of the Company or a Subsidiary.

(g) Definition of Retirement. For purposes of this Agreement, “Retirement” means a voluntary termination of the Grantee’s employment for any reason on or after the first anniversary of the Grant Date; provided, that as of the date of such termination, the Grantee: (i) has at least ten years of service as an employee of the Company or a Subsidiary; (ii) has attained the age of 60; and (iii) has not, as of the Payment Date, obtained substantial employment or service as a consultant to any entity engaged in the business of the Company or its Subsidiaries.

4. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to the Grantee or any other person under this Agreement, the number of Common Shares to be delivered to the Grantee or such other person may be reduced (based on the Market Value per Share as of the date the Common Shares become payable), if so permitted by the Committee, to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates. The Committee may, at its discretion, adopt any alternative method of providing for taxes to be withheld. Notwithstanding the foregoing, in no event shall the Company be required to withhold or accept Common Shares for payment of any taxes if, in the good faith determination of the Committee, such withholding or acceptance of Common Shares may result in breach of the terms of an agreement that is currently in effect and to which the Company is a party.

5. Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Texas.

6. Amendments. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of the Grantee with respect to the Long-Term Incentive Award unless agreed to by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

7. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

AMERISAFE, Inc.

2301 Hwy 190 West

DeRidder, LA 70634

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

8. Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded. In its discretion (including the discretion provided to the Committee pursuant to the proviso included in Section 1 hereof), the Committee may require repayment to the Company of all or any portion of the Long-Term Incentive Award (a) (i) if the amount paid was calculated based upon the achievement of Performance Factors (as defined in Exhibit A hereto) that were subsequently affected as a result of a restatement of the Company’s statutory financial statements and (ii) the amount payable to the Grantee would have been lower than the amount actually paid to the Grantee, or (b) in the event of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission. This discretionary authority of the Committee under this Section 8 is not conditioned on the Grantee having engaged in misconduct that caused or contributed to the need for any such restatement. This Section 8 is not the Company’s exclusive remedy with respect to such matters.

9. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

10. Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.

11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

12. Interpretation. The interpretation and construction of this Agreement by the Board shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

13. Integration. The Long-Term Incentive Award is granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and the Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Long-Term Incentive Award.

14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15. [Shareholder Approval. The Grantee acknowledges and agrees that the award made pursuant to this Agreement was made conditioned on approval of the Plan by the shareholders of the Company. In the event the Plan is not so approved prior to December 31, 2012, this Agreement shall be null and void.]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and the Grantee has duly executed and delivered this Agreement, as of the date first written above.

AMERISAFE, INC.

By:
Name:
Title:

GRANTEE